Exhibit 99.1

Retail Pro Announces Management Changes

La Jolla, CA, June 04, 2008 – Retail Pro, Inc. (RTPR.PK)(the “Company”) announced changes to its executive management. Following the decision of Mr. Barry Schechter to step down as Chief Executive Officer and a director of the company effective today, the Company’s Board of Directors has appointed Mr. Donald Radcliffe, a long-time director of the Company, to assume his position immediately. Mr. Schechter has guided the Company through challenging times and will continue to handle special projects on a part-time basis.

Commenting on the announcement, Mr. Schechter stated “I was asked by the Board of Directors to return to the company during 2005, at a time when the company was going through a difficult period. Since then, much has been achieved and I am proud of where we are today. Overhead has been reduced, the company has been streamlined and focused, the Island Pacific Merchandise Solutions division was sold, debt has been reduced, and most importantly, financial reporting is now current. We have also brought on board a highly experienced management team that is well positioned to develop and grow the company. The company today is focused on building the market for the Retail Pro® product suite, which is the leading global retail application on the market. We now have an excellent and motivated channel of resellers doing business in 75 countries, which augurs well for the future as the global market expands through the growth of multi-national specialty retailers. I will continue to support the company on a part-time basis through the transition to Don’s leadership and in any other ways the Board may require. I cannot think of anyone more suitable to lead the company to future success than Donald Radcliffe. He has been associated with the company in various capacities since 1996, and is currently serving on its Board of Directors.”

Michael Silverman, Chairman of the Company’s Board of Directors, reflected on the contributions by Mr. Schechter during his tenure as Chief Executive Officer. “Thanks in large part to Barry’s efforts, the Company is now in a position to capitalize on the progress made over the past two years and continue in its efforts to grow and become profitable. On behalf of the Board of Directors, I would like to thank Barry for his efforts, and we look forward to his continued help and support.”

Mr. Radcliffe brings to the Company considerable business experience. He was at KMG Hurdman for almost 12 years where he became a partner specializing in management consulting. He left there to become Chief Operating Officer of World-Wide Business Centres, a multinational operator of serviced office facilities. While in this position he started his own consulting firm, Radcliffe & Associates, which specializes in assisting small public companies in dealing with the investment community, securing financings, and providing those companies with strategic advice. Mr. Radcliffe is a New York CPA and has an MBA with distinction from the Amos Tuck School of business at Dartmouth College.

“I am very excited about this opportunity and the prospects for Retail Pro. Barry has led the company through a difficult time and it has emerged as a strong competitor in the international marketplace,” said Mr. Radcliffe.

About Retail Pro
Founded in 1986, Retail Pro, Inc. (OTC: RTPR.PK) is a global leader in Point of Sale, Store Operations, Merchandising, Planning, Business Intelligence, and Payment Processing software applications for the specialty retail industry.  For over 20 years Retail Pro has been helping retailers achieve their full potential by providing a unique, scalable, and reliable solution.

More than 45,000 specialty retail stores, representing in excess of 10,000 customers in over 73 countries, and available in 18 languages, have implemented Retail Pro®; from a single store to prestigious, multi-national enterprises.

3252 Holiday Court, Suite 226  ■  La Jolla, CA 92027  ■  Tel.858.550.3355  ■  Fax 858.550.3356
www.retailpro.com

Retail Pro® is delivered through a world-wide network of channel partners. The company maintains offices in the United States, United Kingdom, Australia, Mexico, Italy and China.  For more information, please visit www.retailpro.com.

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Certain statements contained in this news release regarding matters that are not historical facts are forward-looking statements. These statements relate to future events or Retail Pro's future performance, including statements regarding future global expansion, growth and profitability, and its position in the marketplace. These statements are only predictions. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors listed in the Company's Form 10-K for the fiscal year ended March 31, 2007 and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Retail Pro undertakes no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events.

TRADEMARKS
Retail Pro® and Synaro are registered trademarks of Retail Pro, Inc., and may not be used without expressed, written permission.

Investor Relations Contact:
Tricia Skoda
Phone: 858.550.3351
Email: tskoda@retailpro.com